Exhibit 99.1

Contact:
Luke Bernstein
Corporate Communications Officer
4750 Lindle Road, Harrisburg, PA 17111
717-510-7107

Christopher Holt Joins Orrstown Bank as Executive Vice President and Market President for Maryland Region
SHIPPENSBURG, PA (July 16, 2019) -- Orrstown Financial Services, Inc., (NASDAQ: ORRF), the parent company of Orrstown Bank (“Orrstown”) and Wheatland Advisors, Inc., announced today that Christopher (“Chris”) D. Holt has joined Orrstown as Executive Vice President and Market President for the Maryland Region. Mr. Holt will be responsible for managing all business lines in Orrstown’s Maryland market.
“Chris is a proven leader with strong ties and significant experience in the Maryland Region,” said Thomas R. Quinn, Jr., President and Chief Executive Officer of Orrstown. “As Market President, Chris will be empowered to make critical business decisions and he will have the autonomy to lead our efforts in the Maryland market. Our strategy is to continue to expand our presence in Maryland, and Chris will play a key role in our future success here.”
Mr. Holt has more than 30 years of banking experience and leadership throughout the region, including 21 years with Susquehanna Bank and its successor, BB&T. Most recently, Mr. Holt served as the Regional President of BB&T for the state of Maryland. Previously, he served as the Chief Credit Officer for Susquehanna Bank, in addition to several other executive roles.
“Orrstown balances its unique structure of empowering local decision-making and significant expertise to solve complex challenges with the unmatched service and care of a community bank,” commented Mr. Holt. “I am excited to join the Orrstown team and further develop its strong brand and presence throughout the Maryland market.”
Orrstown continues its rapid growth throughout the Pennsylvania and Maryland region, specifically in the Greater Baltimore area, after its recent acquisition of Hamilton Bank. Orrstown Bank has eight full-service branches in Maryland, and a total of 37 full-service locations throughout its footprint.
Mr. Holt received his undergraduate degree from St. Mary’s College of Maryland and a Masters degree in Real Estate Finance from Johns Hopkins University. An active civic and community leader, Mr. Holt currently serves on the Executive Committee for the Maryland Zoo, as well as the Foundation Board of Carroll County Hospital, Foundation Board of St. Mary’s College of

Maryland, and the boards of the Greater Baltimore Committee, and Maryland Council of Economic Education. Mr. Holt previously served on the Maryland Bankers Association board as well as the board for the Cystic Fibrosis Foundation (Maryland).
About the Company:
With approximately $2.5 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania, and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.Orrstown.com. For more information about Wheatland Advisors, Inc., visit www.WheatlandAdvisors.com.
Safe Harbor Statement:
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
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